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EXHIBIT 3.31

ARTICLES OF RESTATEMENT
OF THE ARTICLES OF INCORPORATION
OF
HUNTSMAN GROUP HOLDINGS FINANCE CORPORATION

        In accordance with Section 16-10a-1007 of the Utah Revised Business Corporation Act (the "URBCA"), Huntsman Group Holdings Finance Corporation, a Utah corporation (the "Corporation"), as of August 21, 1997, hereby declares and certifies as follows:

          1.     The name of the Corporation is Huntsman Group Holdings Finance Corporation.

          2.     The text of the Amended and Restated Articles of Incorporation (the "Amended and Restated Articles") is attached hereto as Exhibit A and is incorporated herein by this reference.

          3.     The amendments contained in the Amended and Restated Articles do not provide for a reclassification, exchange or cancellation of issued shares of the Corporation.

          4.     The Amended and Restated Articles were approved as of August 21, 1997 in accordance with the requirements of the URBCA.

          5.     The Amended and Restated Articles were approved by the sole shareholder of the Corporation. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately, number of votes of each voting group indisputably represented, and the total number of votes cast for and against the Amended and Restated Articles by each voting group were as follows:

Designation	Outstanding	Votes Entitled to be Cast	Votes Represented	For	Against
Common Stock	1,000	1,000	1,000	1,000	0

The number of votes cast for the Amended and Restated Articles was sufficient for approval.

        IN WITNESS WHEREOF, these Articles of Restatement have been executed by the Corporation as of the date first written above.

HUNTSMAN GROUP HOLDINGS FINANCE CORPORATION, a Utah corporation
	By	/s/ J. KIMO ESPLIN J. Kimo Esplin Vice President
Attest:
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Assistant Secretary

MAILING ADDRESS

        If, upon completion of filing of the above Articles of Restatement, the Utah Department of Commerce, Division of Corporations and Commercial Code elects to send a copy of the Articles of Restatement to Huntsman Group Holdings Finance Corporation by mail, the address to which the copy should be mailed is:

Huntsman Group Holdings Finance Corporation
500 Huntsman Way
Salt Lake City, Utah 84108
Attention:  Legal Department

Exhibit A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
HUNTSMAN GROUP HOLDINGS FINANCE CORPORATION

        Pursuant to and in accordance with Section 16-10a-1007 of the Utah Revised Business Corporation Act (the "URBCA"), the following are the Amended and Restated Articles of Incorporation of Huntsman Group Holdings Finance Corporation, a Utah corporation:

          FIRST:  The name of the corporation is Huntsman Group Holdings Finance Corporation (the "Corporation").

          SECOND:  The purpose for which the Corporation is formed is to engage in the following activities:

            (a)   to borrow funds, on a secured or unsecured basis ("Borrowings") from Huntsman Corporation, a Utah corporation (or its successors), and its subsidiaries and affiliated entities (collectively, "Huntsman Companies");

            (b)   to use the proceeds of Borrowings to make loans, on a secured or unsecured basis, ("Intercompany Loans") to Huntsman Companies, but only to the extent not prohibited by (i) the Amended and Restated Credit Agreement, dated as of January 29, 1996 and as amended and restated as of February 23, 1996 and as amended and restated as of February 23, 1996 among Huntsman Corporation, the financial institutions party thereto and Bankers Trust Company, as administrative agent, and (ii) the Term Loan Agreement, dated as of October 23, 1996, among the Huntsman Corporation, the financial institutions party thereto and Bankers Trust Company, as agent (collectively as amended, supplemented, modified, refinanced or replaced from time to time prior to and after the date hereof, the "Loan Agreements");

            (c)   to guaranty the obligations of Huntsman Companies pursuant to the Loan Agreements ("Permitted Guaranties");

            (d)   to acquire and own property (including real, personal and mixed property) and to sell, transfer, lease or otherwise dispose of such property (or any interests in such property) to any persons (including Huntsman Companies), but only to the extent not prohibited by the Loan Agreements;

            (e)   to make distributions to the shareholders of the Corporation to the extent such funds are not required to fulfill the Corporation's obligations with respect to Borrowings or Permitted Guaranties; and

            (f)    to engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the URBCA that are incidental to and necessary or convenient for the accomplishment of activities specified above.

          THIRD:  The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock. All voting rights of the Corporation shall be exercised by the holders of the common stock and the holders of the common stock of the Corporation shall be entitled to receive the net assets of the Corporation upon dissolution. All shares of the common stock shall be fully paid and nonassessable.

          FOURTH:  The Corporation shall indemnify and advance expenses to its directors, officers, employees, fiduciaries or agents and to any person who is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or of an employee benefit plan (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by the URBCA.

          FIFTH:  Within the meaning of and in accordance with the URBCA, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for (a) the amount of a financial benefit received by a director to which he is not entitled, (b) an intentional infliction of harm on the Corporation or its shareholders, (c) a violation of Section 842 of the URBCA, or (d) an intentional violation of criminal law. Any repeal or modification of this Article FIFTH by the shareholder of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. Without limitation, this Article FIFTH shall be applied and interpreted, and shall be deemed to incorporate, any provision of the URBCA, as amended, supplemented or superseded, as well as any applicable interpretation of Utah law, so that personal liability of directors of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

          SIXTH:  The personal liability of officers of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

          SEVENTH:  Notwithstanding any other provision of these Articles of Incorporation or any provision of law that otherwise so empowers the Corporation, the Corporation shall not do any of the following:

            (a)   engage in any business or activity other than in connection with or relating to the purposes set forth in Article SECOND above;

            (b)   dissolve or liquidate, in whole or in part;

            (c)   institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such action; or

            (d)   incur any indebtedness for borrowed money, or assume or guaranty any indebtedness of any other entity, except for (i) Borrowings, (ii) Permitted Guaranties, and (iii) indebtedness not exceeding one percent (1%) of the Corporation's total assets at such time, on account of incidentals or services supplied or furnished to the Corporation.

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ARTICLES OF RESTATEMENT OF THE ARTICLES OF INCORPORATION OF HUNTSMAN GROUP HOLDINGS FINANCE CORPORATION
MAILING ADDRESS
Exhibit A
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF HUNTSMAN GROUP HOLDINGS FINANCE CORPORATION